Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT

AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into on this 25th day of September, 2012 by and between David C. Kloeppel (the “Executive”) and Gaylord Entertainment Company (the “Company”) with respect to the end of Executive’s employment with the Company, and all issues, disputes, controversies, and other matters related thereto:

WITNESSETH:

WHEREAS, Company employs Executive and is eliminating his role and terminating Executive as a result of corporate restructuring;

WHEREAS, Executive and the Company are parties to that certain Employment Agreement dated as of February 25, 2008 (the “Employment Agreement”) as amended by Amendment No. 1 thereto dated as of February 4, 2010 and Amendment No. 2 thereto dated as of September 3, 2010;

WHEREAS, Executive and the Company desire to resolve fully and finally all issues between them that might arise out of Executive’s employment with Company, and/or Executive’s termination from Employment with the Company, and all issues, disputes, controversies and other matters related thereto:

THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

1.      Executive and the Company agree that they shall cease and end the existing employment relationship by Executive’s termination on and as of November 1, 2012 (the “Termination Date”). From and after the Termination Date, Executive shall have no right to return to that employment, and shall have no further duties in respect thereto except as set out herein. On the Company’s next regular payroll date following the Termination Date, the Company will pay Executive his earned but unpaid salary and direct compensation accrued through such date, and, within ten (10) business days of the Termination Date, the Company will pay Executive $53,846 for his full annual vacation allotment (in each case, less any tax or other deductions required under applicable law).

2.      The Company and Executive agree that, from and after the Effective Date (as defined in Section 9(c) of this Agreement):

(a)      The Company shall pay to Executive the amount of $1,630,137 which represents twenty-eight months of base salary, less applicable withholdings, taxes and deductions, with said amount to be paid within ten (10) business days of the Effective Date of this Agreement.

(b)      The Company shall pay to Executive the amount of $1,474,823 which is equal to two times the bonus paid to Executive in 2012 for the 2011 fiscal year, less applicable withholdings, taxes and deductions, with said amount to be paid within ten (10) business days of the Effective Date of this Agreement.

(c)      The Company shall pay to Executive the amount of $630,000 which is his Incentive Compensation Plan bonus at Target for the Company’s 2012 performance, less applicable withholdings, taxes and deductions, with said amount to be paid within ten (10) business days of the Effective Date of this Agreement.

(d)      The Company shall pay to Executive the amount of $24,000 which represents two years of car allowance, less applicable withholdings, taxes and deductions, with said amount to be paid within ten (10) business days of the Effective Date of this Agreement.

(e)      The Company shall pay Executive within ten (10) business days of the Effective Date of this Agreement $63,969, which is a lump sum payment to supplement Executive’s COBRA premium costs which is equal to the amount the Company would have paid for Executive’s health benefits if he were continuing as an active employee through thirty-six (36) months from the Termination Date.

3.       Executive understands and acknowledges that, in consideration for signing this Agreement, Executive is receiving benefits including some described in Section 2 of this Agreement which Executive is not otherwise entitled to receive.

4.      As of the date of this Agreement, Executive has vested Company stock options pursuant to the Company’s stock option and incentive plans. An additional 81,000 Company stock options are scheduled to vest between the date of this Agreement and March 1, 2015. Such additional options are hereby immediately vested as of the Termination Date. The parties hereto agree that all stock options vested and not yet exercised on the Termination Date will expire on November 9, 2014 if not exercised prior to that time. Additionally, Executive has 54,625 Company Restricted Stock Units which are scheduled to vest between the date of this Agreement and March 1, 2015. Such Restricted Stock Units are hereby immediately vested as of the Termination Date. In addition, Executive shall be entitled to up to 14,000 shares of his Restricted Stock Unit Grant under the 2011 Long Term Incentive Plan in the event the performance targets for such awards are eventually satisfied in February 2014, or the awards are otherwise vested via a change of control or otherwise. Executive also shall be entitled up to 22,500 shares of his Restricted Stock Unit Grant under the 2012 Long Term Incentive Plan in the event the performance targets for such awards are eventually satisfied in February 2015, or the awards are otherwise vested via a change of control or otherwise. Executive and the Company agree that all other stock options, restricted stock, or other stock awards granted to Executive by the Company and not previously vested or exercised are hereby terminated.

5.      Except as specifically set out in this Agreement, after the Termination Date, Executive shall not participate in the Company’s 401(k), retirement and/or thrift plan, or in any other benefit, incentive compensation or stock plan sponsored by the Company; provided that

Executive shall unconditionally be entitled to any funds accrued in the plans prior to the Termination Date (less any outstanding principal loan balance, where applicable) to the extent and in accordance with the terms of the plans (excluding any conditions thereof governing post-employment activities of Executive which are inconsistent with or supplemental to those provided for in this Agreement).

6.      Executive represents that he has not filed any complaints against the Company with any local, state or federal agency or court related to Executive’s employment with or separation from the Company and, so long as the Company makes the payments and provides Executive the benefits provided for in this Agreement, Executive will not do so at any time hereafter; and if any such agency or court assumes jurisdiction of any such complaint or charge against the Company on behalf of Executive, Executive will use commercially reasonable efforts to withdraw from the matter.

7.      (a)      As a material inducement to the Company to enter into this Separation Agreement and General Release, Executive hereby irrevocably and unconditionally releases the Company and each of the Company’s subsidiaries and affiliates, and their past and present officers, directors, employees, agents, administrators, successors and assigns (collectively “Releasees”), or any of them, from any and all claims, liabilities, causes of action and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever pertaining to his employment with or separation from the Company, known or unknown (hereafter referred to as “Claim” or “Claims”), which Executive now has, owns or holds, or claims to have, own or hold, or which Executive at any time hereafter may have, own or hold, or claim to have, own or hold, against each or any of the Releasees; provided that nothing herein shall (i) prevent or limit Executive’s right to enforce the terms of this Agreement nor to claim damages for its breach, (ii) waive any rights to indemnification, advancement or legal fees or directors and officers liability insurance coverage under the Company’s insurance policies, charter or by-laws (as they may be amended from time to time), Section 11 of his Employment Agreement or other agreements or plans, (iii) waive any rights under the Company’s stock option and incentive plans for Executive’s vested stock options and Restricted Stock Units which had vested prior to the date of this Agreement or as provided pursuant to Section 4 of this Agreement, or (iv) any rights to any vested benefits.

(b)      This waiver also includes a release of any rights or claims Executive may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act, which prohibits discrimination on the basis of disability; 42 U.S.C. §§ 1981 and 1985; the Employee Retirement Income Security Act of 1974; or any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes a release by Executive of any claims for wrongful discharge or any claims by the Company for wrongfully resigning employment. Because of this release, Executive understands that, subject to the exception in the last sentence of this Section and subject to the right of either party to initiate proceedings to enforce or recover damages for breach of this Agreement, Executive is giving up any right he may have to sue the Company for matters related to Executive’s employment with or separation of employment from the Company. This waiver and release does not include, however, the release of any rights or claims that Executive may have under the Age Discrimination in Employment Act which arise after the date Executive signs this Agreement.

(c)      Executive acknowledges that the Company’s agreements set forth in this Agreement are in exchange for the promises of the Executive set forth in Sections 6 and 7 of this Agreement. If Executive breaks these promises, he will reimburse the Company and any related business or related individual for the payments or benefits received under Section 2 of this Agreement and for any other costs or expenses they may incur because Executive did not honor such promises, and forfeit any and all rights to any remaining payments. Executive understands that the Company will take whatever legal action it chooses to enforce such promises.

8.      This Separation Agreement and General Release shall be binding upon the parties, their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the parties, and to their heirs and assigns.

9.      Executive acknowledges and understands that:

(a)      He has been advised by the Company to consult with legal counsel of his choice prior to executing this Agreement and the general release provided for, and has had an opportunity to consult with and be advised by legal counsel of his choice, fully understands the terms of this Agreement, and enters into this Agreement freely and voluntarily and intending to be bound;

(b)      He has been given until October 16, 2012, a period of twenty-one (21) days, to review and consider the terms of this Agreement prior to executing it and that he may use as much of that period as he desires, and that any changes to this Agreement, whether material or not, made after it was originally presented to him will not restart the running of the consideration period; and

(c)      Upon execution, Executive will have seven (7) days to revoke this Agreement by sending written notice to Carter Todd, Executive Vice President and General Counsel, Gaylord Entertainment Company, One Gaylord Drive, Nashville, TN 37214. For this revocation to be effective, written notice must be received no later than the close of business on the seventh day after Executive signs this Agreement. This Agreement shall become effective and enforceable against the Company on the later of the Termination Date and the eighth day following the expiration of this seven (7) day revocation period, provided that the Executive does not revoke it (the “Effective Date”). If Executive revokes this Separation Agreement and General Release, it shall not be effective or enforceable and neither the Company nor the Executive will receive the benefits described herein nor be obligated hereby.

10.      Both parties represent and agree that until such time as the Company files this Agreement with the Securities and Exchange Commission, they will keep the terms (but not the existence) of this Separation Agreement and General Release completely confidential, and that neither party will hereafter, disclose any information concerning the terms of this Separation Agreement and General Release to anyone, including, but by no means limited to, the public, press and media representatives, investors, and any past, present or prospective employee or applicant for employment of the Company; provided that:

(a)      Executive may disclose information regarding this Separation Agreement and General Release to his immediate family, financial and tax advisors, and legal counsel, but Executive shall be responsible for any disclosure made by such persons in violation hereof, and, further, Executive may disclose the requirements set forth in Section 13 hereof to any prospective employer or other person with whom Executive proposes to conduct business;

(b)      Company may disclose information as is necessary for the administration of the Agreement; and

(c)      Either party may take any action authorized hereby or by law to enforce this Agreement or to recover damages for its breach, and no disclosure incidental thereto or made as a result of legal process (such as, for example, responses to interrogatories, subpoenas or other legal process)or to governmental agencies (such as the SEC or the IRS) shall be deemed a violation hereof.

11.      As soon as practicable following the Termination Date, Executive agrees to return to the Company all files, memoranda, documents, records, copies of the foregoing, and any other property of the Company or its affiliates in Executive’s possession, except Executive may (a) retain (i) records pertaining to any stock options or other compensation retained by him, (ii) insurance records, (iii) records reasonably required for federal income tax purposes, and (iv) personal information (contacts and calendared events) stored in his computer; and (b) remove from his former office any items of personal property (but the Company will have a right to have a representative designated by it present during such times).

12.      In addition, effective as of the Termination Date, Executive hereby irrevocably resigns from all offices, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of the Company or any benefit plans of the Company.

13.      The Company and Executive acknowledge that the Employment Agreement is terminated, but both parties acknowledge that paragraphs 10, 11, 13 and 14 of the Employment Agreement, and only such paragraphs, shall survive the termination of the Employment Agreement.

14.      Executive understands and agrees that the relationship between the Company and each of its employees constitutes a valuable asset of the Company and may not be converted to Executive’s own use or converted by Executive for the use of any other Person. Accordingly, Executive hereby agrees that for a period of one (1) year following the Termination Date Executive shall not directly or indirectly on Executive’s own behalf or on behalf of any Person solicit any employee of the Company or its successor or affiliated entities to terminate his or her employment with the Company.

15.      For three (3) years following the Termination Date, Executive will refrain from making to others any disparaging or other negative comments or statements with respect to the Company or persons employed by or associated with it; and the Company will refrain, and cause executive personnel employed by it to refrain, from making to others any disparaging or other negative comments or statements with respect to the Executive, provided, however, that the foregoing shall not apply to compliance with legal process, rebuttal of statements made by the other or normal competitive type statements.

16.      This Separation Agreement and General Release shall, in all respects, be interpreted, enforced and governed under the laws of the State of Tennessee. The language of all parts of this Separation Agreement and General Release shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. If the parties are involved in a dispute concerning this Agreement, that dispute will be resolved by applying the laws of the State of Tennessee.

17.      Should any provision of this Separation Agreement and General Release be declared or be determined by any Court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Separation Agreement and General Release.

18.      This Separation Agreement and General Release sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

19.      This Separation Agreement and General Release shall not in any way be construed as an admission by either party of any wrongful conduct whatsoever against any person or party, and both parties specifically disclaim any liability to or wrongful conduct against any other person or party. Executive and the Company each understand and agree that this Agreement does not mean that the Executive or the Company, or any related business or related individual, has violated any federal or state law or regulation, or violated any other obligation they may have to each other.

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

Executed this 25 day of September, 2012.

/s/ David C. Kloeppel
David C. Kloeppel

GAYLORD ENTERTAINMENT COMPANY

By:	/s/ Carter R. Todd
Title:	EVP & General Counsel